Exhibit 10.4

LA JOLLA PHARMACEUTICAL COMPANY

January 19, 2012

George Tidmarsh, M.D., Ph.D.

Re: Offer of Employment

Dear George:

La Jolla Pharmaceutical Company (the “Company”) is pleased to offer you the full-time position of Chief Executive Officer and President. In conjunction with your employment, you will also serve as a member of the Board of Directors of the Company (the “Board”). Your anticipated starting date will be January 19, 2012, effective upon the Closing (as defined in the Asset Purchase Agreement by and between the Company and Solana Therapeutics, Inc., dated January 19, 2012). This offer and your employment relationship will be subject to the terms and conditions of this letter.

If you decide to join us, your initial annual base salary will be $240,000, less applicable withholdings and deductions, paid in accordance with the Company’s normal payroll practices. Your annual base salary will be increased to $420,000 on the one-year anniversary of the date your employment commences (the “Employment Start Date”). Thereafter, you will be considered for annual increases in base salary in accordance with Company policy and subject to review and approval by the Compensation Committee of the Board.

In addition, on the date that is four weeks following the Conversion Price Adjustment Date (as defined in the Consent and Amendment Agreement by and among the Company and the Holders (as defined therein) and dated as of January 19, 2012) you will be granted an option to purchase a number of shares of common stock of the Company equal to 7.5% of the Company’s fully diluted shares (on an as-converted to common stock basis) outstanding on such date (the “First Option”) subject to the terms and conditions set forth in the La Jolla Pharmaceutical Company 2010 Equity Plan (the “Equity Plan”) and any applicable award agreements and other restrictions and limitations generally applicable to common stock of the Company or equity awards held by Company executives or otherwise imposed by law. Subject to applicable terms and conditions, the First Option shall vest with respect to 25% of the underlying shares on the one-year anniversary of the Employment Start Date and shall vest with respect to the remaining 75% of the underlying shares, monthly, in equal monthly installments, over the three years following the one-year anniversary of the Employment Start Date. The First Option will be exercisable at a price equal to the fair market value of a share of common stock of the Company on the date of the grant of the First Option.

On the two-year anniversary of the Employment Start Date, you will be granted an additional option to purchase a number of shares of common stock of the Company equal to 7.5% of the Company’s fully diluted shares (on an as-converted to common stock basis) outstanding on such date less the number of shares underlying the First Option on the First Option grant date (as adjusted for stock splits, stock dividends, combinations, recapitalizations, reclassifications or the like) (the “Second Option”), subject to the terms and conditions set forth in the Equity Plan and any applicable award agreement and other restrictions and limitations generally applicable to common stock of the Company or equity awards held by Company executives or otherwise imposed by law. Subject to applicable terms and conditions, the Second Option shall vest with respect to 50% of the underlying shares, immediately on the date of the grant and shall vest with respect to the remaining 50% of the underlying shares, monthly, in equal monthly installments, over the two years thereafter. The Second Option will be exercisable at a price equal to the fair market value of a share of common stock of the Company on the date of the grant of the Second Option.

For clarity, during the time you are a member of the Board and also serving as the Company’s Chief Executive Officer and President, you will not be entitled to additional cash or equity compensation for Board-related services.

During your employment, you will be eligible to participate in any and all employee benefit plans made available by the Company from time to time to its executives generally, subject to plan terms and generally applicable Company policies. In addition to holidays observed by the Company, you will be eligible to earn and use vacation in accordance with the policies of the Company, as in effect from time to time. Your initial vacation accrual will be at the rate of four weeks per year. The Company reserves the right to change or eliminate its benefits on a prospective basis at any time.

You will be expected to devote your full business time and your best professional efforts, judgment, knowledge and skill exclusively to the performance of your duties and responsibilities for the Company and its affiliates, and to abide by all Company policies and codes of conduct, as in effect from time to time, provided, however, that you may engage in business activities with Anavex Therapeutics and Citizen’s Oncology Foundation, so long as you do not spend more than twenty (20) hours per month on activities relating to such entities and so long as your activities for such entities do not breach any terms of your employment or any policies of the Company. As Chief Executive Officer and President, you will be expected to perform the duties of your position and such other duties as may be assigned to you from time to time.

If you accept our offer, your employment with Company will be “at-will.” This means your employment is not for any specific period of time and can be terminated by you at any time for any reason. Likewise, the Company may terminate the employment relationship at any time, with or without cause or advance notice. In addition, the Company reserves the right to modify your position, duties or reporting relationship to meet business needs, and to use its managerial discretion in deciding on appropriate discipline when it deems circumstances so warrant. Any change to the at-will employment relationship must be by a specific, written agreement signed by you and Company’s Chairman of the Board.

This offer is contingent upon the following:

•	You signing and abiding by Company’s Proprietary Information, Nondisclosure, and Assignment Agreement (see enclosed);

•	You signing the Company’s Mutual Agreement to Arbitrate (see enclosed);

•

Your compliance with federal I-9 requirements (although you have three days to complete this process, please provide suitable documentation on your first day of work verifying your identity and legal authorization to work in the United States).

This letter, including the enclosed Proprietary Information, Nondisclosure, and Assignment Agreement and Mutual Agreement to Arbitrate, constitutes the entire agreement between you and Company relating to this subject matter, and supersedes all prior or contemporaneous agreements, understandings, negotiations and representations, whether oral or written, express or implied, on this subject. This letter may not be modified or amended, and no breach is to be regarded as waived, unless agreed to in a specific, written agreement signed by you and Company’s Board. This letter shall be governed and construed in accordance with the laws of the State of California, without regard to the conflict of laws principles thereof.

To indicate your acceptance of Company’s offer on the terms and conditions set forth in this letter, please sign and date this letter in the space provided below and return it to our offices at 4370 La Jolla Village Drive, Suite 400, San Diego, CA 92122 or by email to gail.sloan@ljpc.com. If you do accept as provided, this letter will take effect as a binding agreement between you and the Company on the date it is received, provided that you sign, date and return the Company’s Proprietary Information, Nondisclosure, and Assignment Agreement and Mutual Agreement to Arbitrate and satisfy the other conditions set forth above in a timely manner.

We hope your employment with Company will prove mutually rewarding, and we look forward to having you join us. If you have any questions, please feel free to call me at (858) 646-6644.

Sincerely,

/s/ Saiid Zarrabian
Saiid Zarrabian
Director

* * *

Accepted and agreed:

Dated January 19, 2012	/s/ George Tidmarsh
George Tidmarsh